Exhibit 99.1

PHH Corporation Announces Third Quarter 2014 Results

3Q14 Highlights:

•                  Net income attributable to PHH Corporation of $215 million or $4.00 per basic share, including a gain from the sale of discontinued operations of $303 million, net of tax.  Net loss from continuing operations attributable to PHH Corporation of $88 million or $1.64 per basic share.

•                  Net loss from continuing operations includes a $40 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSR), $54 million in pre-tax charges related to severance, early debt repayment and legal and regulatory reserves, and $10 million in unfavorable tax adjustments resulting from the Fleet sale.

•                  Total closings of $9.9 billion, a 33% decline from $14.8 billion in 3Q13.  Total loan margin of 278 bps, a 5 bps increase from 273 bps in 2Q14.  Total loan servicing portfolio of $226.0 billion at September 30, 2014, up from $225.9 billion at June 30, 2014.

•                  Funded $200 million Accelerated Stock Repurchase (ASR) program, initially retiring approximately 7 million common shares at inception.  Repaid unsecured debt with a face value of $420 million to bring total unsecured debt to $870 million, within our target range.

•                  Executed a resolution agreement with Fannie Mae for a net payment of $13 million to resolve substantially all outstanding and certain future repurchase and makewhole requests related to the sale of mortgage loans originated and delivered prior to July 1, 2012.

Mt. Laurel, NJ — November 4, 2014 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended September 30, 2014.

For the quarter ended September 30, 2014, the Company reported net income attributable to PHH Corporation of $215 million or $4.00 per basic share.  Net loss from continuing operations attributable to PHH Corporation, which excludes a $303 million gain on the sale of our Fleet Management business, net of tax, was $88 million or $1.64 per basic share.  Core loss (after-tax)* and core loss per share*, which exclude a $40 million pre-tax unfavorable market-related MSR fair-value adjustment, were $64 million and $1.19, respectively.

Other notable items in the third quarter of 2014 were charges related to severance ($8 million pre-tax or $0.09 per share after tax), early debt repayment ($24 million pre-tax or $0.26 per share after tax) and legal and regulatory reserves ($22 million pre-tax or $0.24 per share after tax) and $10 million in unfavorable tax adjustments resulting from the Fleet sale.  Notable items in the second quarter of 2014 included a charge related to severance ($7 million pre-tax or $0.08 per share after tax), and notable items in the third quarter of 2013 included charges related to severance ($9 million pre-tax or $0.10 per share after tax) and early debt repayment ($54 million pre-tax or $0.57 per share after tax).

Tangible book value per share* was $31.06 at September 30, 2014, up 17% from $26.49 at June 30, 2014, and up 14% from $27.33 at September 30, 2013.

Glen A. Messina, president and CEO of PHH Corporation, said, “I am pleased with the progress we have made in executing our capital and operating initiatives to re-engineer and grow our business.  In the third quarter, we retired approximately 7 million shares under our ASR program as the initial phase of our plan to return a total of up to $450 million in capital to our shareholders.  We also repaid $420 million in face value of our unsecured debt, bringing our total unsecured debt balance to within our target range.”

Messina added, “We remain focused on our re-engineering efforts, which we expect to deliver up to $225 million in annualized operating benefits driven by expense reduction actions and achieving our Private Label contract renegotiation objectives.  We expect to generate an aggregate of $175 million of the annualized operating benefits from expense reduction actions, the majority of which is expected to be realized in the next 12 months.  With regard to our Private Label contract renegotiations, we continue to make progress, and our clients remain highly engaged.  We, and our clients, are working diligently to attempt to conclude these negotiations by year-end.  With more than 75% of our total expected re-engineering benefits driven by optimization of our cost structure, we believe we have significant control over the achievement of our re-engineering goals.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net revenues	$152	$211	$459	$962
(Loss) income from continuing operations before income taxes	(129)	(101)	(243)	104
Net (loss) income from continuing operations attributable to PHH Corporation	(88)	(69)	(159)	41
Net income (loss) attributable to PHH Corporation	215	(52)	114	90

(Loss) earnings per share from continuing operations:
Basic	$(1.64)	$(1.19)	$(2.83)	$0.73
Diluted	$(1.64)	$(1.19)	$(2.83)	$0.64

Weighted-average common shares outstanding:
Basic shares (in millions)	53.781	57.383	56.307	57.318
Diluted shares (in millions)	53.781	57.383	56.307	65.503

Non-GAAP Results*
Core loss (pre-tax)	$(92)	$(96)	$(177)	$(135)
Core loss (after-tax)	(64)	(62)	(116)	(84)

Core loss per share	$(1.19)	$(1.07)	$(2.06)	$(1.46)

Adjusted cash flow	$1,104	$8	$940	$199

* Non-GAAP Financial Measures

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production

Mortgage Production Segment Loss

Mortgage Production segment loss in the third quarter of 2014 was $28 million, compared to a segment loss of $27 million in the second quarter of 2014 and a segment loss of $22 million in the third quarter of 2013.  The increased segment loss during the third quarter of 2014 compared to the second quarter of 2014 was primarily due to a lower gain on mortgage loans, primarily driven by a 10% sequential quarter decline in Interest Rate Lock Commitments expected to close, partially offset by growth in Mortgage Fees from a 6% sequential quarter increase in total closings and lower allocated interest expense.

Mortgage Closing Volume

Total third quarter 2014 mortgage closings were $9.9 billion, up 6% from the second quarter of 2014 and down 33% from the third quarter of 2013.  Retail closings increased 7% from the second quarter of 2014 but declined 29% compared to the third quarter of 2013.  Fee-based closings represented 65% of total closings in the third quarter of 2014, consistent with the first two quarters of 2014 and up from 58% of total closings in the third quarter of 2013.  The mix of fee-based closings continues to adversely affect the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

Interest Rate Lock Commitments

IRLCs expected to close of $1.8 billion in the third quarter of 2014 decreased 10% from the second quarter of 2014, primarily reflecting declining demand for refinancing, and decreased 36% from the third quarter of 2013, primarily reflecting declining demand for refinancings and a shift in mix toward fee-based production.

Total Loan Margin

Total loan margin on IRLCs expected to close for the third quarter of 2014 was 278 bps, a 5 bps increase from the second quarter of 2014 and 37 bps less than the third quarter of 2013.  While total loan margins appear to have stabilized in the third quarter, margins have been on a downward trend for the past two years, reflecting declines in industry origination volumes, especially refinancing volumes.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Servicing

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the third quarter of 2014 was $71 million, compared to a segment profit of $10 million in the second quarter of 2014 and a segment loss of $28 million in the third quarter of 2013.  The third quarter of 2014 segment loss included a $40 million unfavorable market-related fair value adjustment to our mortgage servicing rights (MSR), as the yield curve flattened in the quarter.  This compares to a $12 million unfavorable market-related fair value adjustment to our MSR and a $20 million net derivative gain related to MSRs in the second quarter of 2014 and an $11 million unfavorable market-related fair value adjustment to our MSR.  The sequential quarter decline in segment results was also driven by an increased reduction in MSR value for prepayments and recurring cash flows, an increase in repurchase and foreclosure-related charges related to the resolution agreement with Fannie Mae, and a $20 million charge related to an increase in reserves for legal and regulatory contingencies.

Unpaid Principal Balance (UPB) of Mortgage Servicing Portfolio

At September 30, 2014, the UPB of our capitalized servicing portfolio was $119.8 billion, down 3% from June 30, 2014, and 9% from September 30, 2013.  Our capitalized servicing portfolio continues to decline as payoffs, sales and curtailments continue to exceed additions from new loan production.  Payoffs, sales and curtailments includes the UPB related to sales of newly-created MSRs for which we are sub-servicing the underlying loans and we expect the combined value of the sale price of these MSRs and the net present value of the subservicing of the underlying loans to at least equal the value we would have ascribed to the MSRs if they had been retained by PHH.

At September 30, 2014, the UPB of our total loan servicing portfolio was $226.0 billion, representing a slight increase from June 30, 2014, and a 1% decrease from September 30, 2013.  The 1% year-over-year decrease in our total loan servicing portfolio primarily reflects the aforementioned decline in the UPB of our capitalized servicing portfolio, partially offset by an increase in sub-servicing UPB.  The increase in subservicing was primarily driven by fee-based closings and sales of newly-created MSRs.

Mortgage Servicing Rights

At September 30, 2014, the book value of our MSR was $1.1 billion, representing a 93 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at June 30, 2014, was $1.2 billion and 96 bps of the capitalized loan servicing portfolio.  The MSR book value at September 30, 2013, was $1.2 billion, representing a 94 bps capitalized servicing rate.  During the third quarter of 2014, $30 million in MSR book value was added from loans sold, which was more than offset by a $40 million decrease in MSR book value due to market-related fair value adjustments, a $44 million decrease in MSR book value related to prepayments and the receipt of recurring cash flows, and a $19 million decrease in MSR book value from MSR sales.

Repurchase and Foreclosure-related Charges

We are continuing to experience favorable trends in mortgage loan repurchase and indemnification requests.  During October 2014, we entered into a resolution agreement with Fannie Mae for a net payment of $13 million to resolve substantially all outstanding and certain future repurchase and makewhole requests related to the sale of mortgage loans originated and delivered prior to July 1, 2012.  In the third quarter of 2014, we recorded $3 million of repurchase and foreclosure-related charges primarily as a result of this agreement.  The resolution agreement does not cover certain defects, including but not limited to, loans with certain title issues or with violations of law, so we still have a limited amount of exposure for these origination years, although it is expected to be insignificant.

Total repurchase and foreclosure-related reserves were $103 million at the end of the third quarter of 2014, compared to $110 million at the end of the second quarter of 2014.  As of September 30, 2014, the estimated amount of reasonably possible losses associated with loan repurchases and indemnifications in excess of total repurchase and foreclosure-related reserves was $20 million, down $5 million from June 30, 2014, which relates to our estimate of foreclosure-related charges that may not be reimbursed pursuant to government mortgage insurance programs in the event we do not file insurance claims.

Liquidity Update

Liquidity at September 30, 2014, included $1.5 billion in unrestricted cash and cash equivalents and $250 million in short-term Investment securities.  However, we expect to pay approximately $500 million in additional income taxes related to the disposition of the Fleet business in the fourth quarter of 2014.

In the third quarter of 2014, we entered into two separate Accelerated Share Repurchase agreements to repurchase an aggregate of $200 million of our common stock.  The initial delivery of shares resulted in an immediate reduction of approximately 7 million of our issued and outstanding shares.

On August 7, 2014, we redeemed the remaining $170 million outstanding of our senior notes due 2016.  The redemption of the notes was completed for $199 million of cash, which included the make-whole redemption price of $192 million and accrued and unpaid interest of $7 million.  A pre-tax loss of $24 million was recorded in Other operating expenses related to the early repayment of the notes.

On September 1, 2014, we retired the $250 million outstanding of our 4% convertible senior notes due 2014 at their maturity date.

As of September 30, 2014, we had $870 million of total unsecured debt outstanding.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, November 5, 2014, to discuss its third quarter 2014 results. All interested parties are welcome to participate. You can access the conference call by dialing 888-244-2416 or 913-312-1488 and using the conference ID 1625773 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Wednesday, November 5, 2014, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through November 20, 2014, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 1625773, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Mortgage fees	$64	$86	$170	$247
Gain on mortgage loans, net	69	109	200	493
Mortgage interest income	13	20	33	59
Mortgage interest expense	(31)	(47)	(104)	(143)
Mortgage net finance expense	(18)	(27)	(71)	(84)
Loan servicing income	110	116	335	312
Change in fair value of mortgage servicing rights	(84)	(74)	(215)	6
Net derivative gain (loss) related to mortgage servicing rights	—	—	26	(17)
Valuation adjustments related to mortgage servicing rights, net	(84)	(74)	(189)	(11)
Net loan servicing income	26	42	146	301
Other income	11	1	14	5
Net revenues	152	211	459	962
EXPENSES
Salaries and related expenses	120	140	336	416
Occupancy and other office expenses	12	12	37	37
Other depreciation and amortization	6	6	18	17
Other operating expenses	143	154	311	388
Total expenses	281	312	702	858
(Loss) income from continuing operations before income taxes	(129)	(101)	(243)	104
Income tax (benefit) expense	(44)	(38)	(89)	33
(Loss) income from continuing operations, net of tax	(85)	(63)	(154)	71
Income from discontinued operations, net of tax	303	17	273	49
Net income (loss)	218	(46)	119	120
Less: net income attributable to noncontrolling interest	3	6	5	30
Net income (loss) attributable to PHH Corporation	$215	$(52)	$114	$90
Basic earnings (loss) per share:
From continuing operations	$(1.64)	$(1.19)	$(2.83)	$0.73
From discontinued operations	5.64	0.29	4.86	0.85
Total attributable to PHH Corporation	$4.00	$(0.90)	$2.03	$1.58
Diluted earnings (loss) per share:
From continuing operations	$(1.64)	$(1.19)	$(2.83)	$0.64
From discontinued operations	5.64	0.29	4.86	0.74
Total attributable to PHH Corporation	$4.00	$(0.90)	$2.03	$1.38

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$1,451	$1,126
Restricted cash	47	27
Investment securities (at amortized cost)	250	—
Mortgage loans held for sale	721	834
Accounts receivable, net	672	630
Mortgage servicing rights	1,114	1,279
Property and equipment, net	38	51
Other assets	390	450
Assets held for sale	—	4,456
Total assets	$4,683	$8,853

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$1,072	$583
Debt	1,580	2,024
Deferred taxes	309	687
Other liabilities	114	150
Liabilities held for sale	—	3,719
Total liabilities	3,075	7,163
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,579	1,666
Noncontrolling interest	29	24
Total equity	1,608	1,690
Total liabilities and equity	$4,683	$8,853

Segment Results

(In millions)

	Third Quarter 2014				Third Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Mortgage fees	$64	$—	$—	$64	$86
Gain on mortgage loans, net	69	—	—	69	109
Mortgage interest income	12	1	—	13	20
Mortgage interest expense:
Asset-backed interest expense	(6)	(3)	—	(9)	(15)
Allocated interest expense	(11)	(11)	—	(22)	(32)
Loan servicing income	—	110	—	110	116
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(44)	—	(44)	(63)
Market-related(1)	—	(40)	—	(40)	(11)
Other income	4	1	6	11	1
Net revenues	132	14	6	152	211
Salaries and related expenses	79	16	25	120	140
Occupancy and other office expenses	8	3	1	12	12
Other depreciation and amortization	4	—	2	6	6
Other expenses:
Direct origination expenses	22	—	—	22	27
Repurchase and foreclosure-related charges	—	3	—	3	—
Direct foreclosure and REO expenses	—	14	—	14	14
Equipment and software expenses	1	4	5	10	7
Professional fees and consulting	5	6	17	28	24
Overhead Allocation - IT	14	4	(18)	—	—
Overhead Allocation - Other	14	5	(19)	—	—
Other(2)	10	30	26	66	82
Other expenses	66	66	11	143	154
Total expenses	157	85	39	281	312
(Loss) income from continuing operations before income taxes	(25)	(71)	(33)	$(129)	$(101)
Less: income attributable to noncontrolling interest	3	—	—
Segment loss	$(28)	$(71)	$(33)

(1)         Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(2)         For the third quarter of 2014 and 2013, Other includes pre-tax losses of $24 million and $54 million, respectively related to the early repayment of certain unsecured debt obligations during each period.

Segment Results

(In millions)

	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Mortgage fees	$170	$—	$—	$170	$247
Gain on mortgage loans, net	200	—	—	200	493
Mortgage interest income	30	3	—	33	59
Mortgage interest expense:
Asset-backed interest expense	(20)	(7)	—	(27)	(48)
Allocated interest expense	(44)	(33)	—	(77)	(95)
Loan servicing income (1)	—	335	—	335	312
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(118)	—	(118)	(220)
Market-related (2)	—	(97)	—	(97)	226
Net derivative gain (loss) related to MSRs	—	26	—	26	(17)
Other income	7	1	6	14	5
Net revenues	343	110	6	459	962
Salaries and related expenses	236	45	55	336	416
Occupancy and other office expenses	23	12	2	37	37
Other depreciation and amortization	10	1	7	18	17
Other expenses:
Direct origination expenses	64	—	—	64	89
Repurchase and foreclosure-related charges	—	2	—	2	26
Direct foreclosure and REO expenses	—	42	—	42	49
Equipment and software expenses	2	12	13	27	24
Professional fees and consulting	18	16	42	76	65
Overhead Allocation - IT	40	13	(53)	—	—
Overhead Allocation - Other	34	11	(45)	—	—
Other (3)	26	46	28	100	135
Other expenses	184	142	(15)	311	388
Total expenses	453	200	49	702	858
(Loss) income from continuing operations before income taxes	(110)	(90)	(43)	$(243)	$104
Less: income attributable to noncontrolling interest	5	—	—
Segment loss	$(115)	$(90)	$(43)

(1)         For the nine months ended September 30, 2013, loan servicing income includes a $21 million pre-tax loss related to the termination of an inactive reinsurance agreement.

(2)         Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(3)         For the nine months ended September 30, 2014 and 2013, Other includes pre-tax losses of $24 million and $54 million, respectively related to the early repayment of certain unsecured debt obligations during each period.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Loans closed to be sold	$3,469	$6,239	(44)%	$9,370	$21,983	(57)%
Fee-based closings	6,416	8,532	(25)%	17,193	20,878	(18)%
Total closings	$9,885	$14,771	(33)%	$26,563	$42,861	(38)%
Purchase closings	$5,975	$5,985	—	$15,297	$14,468	6%
Refinance closings	3,910	8,786	(55)%	11,266	28,393	(60)%
Total closings	$9,885	$14,771	(33)%	$26,563	$42,861	(38)%
Retail closings - PLS	$7,010	$10,313	(32)%	$19,017	$28,326	(33)%
Retail closings - Real Estate	2,571	3,166	(19)%	6,524	10,074	(35)%
Total retail closings	9,581	13,479	(29)%	25,541	38,400	(33)%
Wholesale/correspondent closings	304	1,292	(76)%	1,022	4,461	(77)%
Total closings	$9,885	$14,771	(33)%	$26,563	$42,861	(38)%
Retail - PLS (in units)	14,329	24,258	(41)%	39,949	73,160	(45)%
Retail - Real Estate (in units)	9,933	12,934	(23)%	26,205	40,913	(36)%
Total retail	24,262	37,192	(35)%	66,154	114,073	(42)%
Wholesale/correspondent (in units)	1,371	5,800	(76)%	4,489	19,882	(77)%
Total closings (in units)	25,633	42,992	(40)%	70,643	133,955	(47)%
Loans sold	$3,692	$7,016	(47)%	$9,668	$23,238	(58)%
Applications	$11,445	$12,598	(9)%	$34,660	$48,467	(28)%
IRLCs expected to close	$1,849	$2,911	(36)%	$5,659	$13,252	(57)%
Total loan margin (in basis points)	278	315	(12)%	280	349	(20)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Mortgage fees	$64	$86	(26)%	$170	$247	(31)%
Gain on mortgage loans, net	69	109	(37)%	200	493	(59)%
Mortgage net finance expense	(5)	(14)	64%	(34)	(46)	26%
Other income	4	1	300%	7	5	40%
Net revenues	132	182	(27)%	343	699	(51)%
Salaries and related expenses	79	111	(29)%	236	334	(29)%
Occupancy and other office expenses	8	9	(11)%	23	26	(12)%
Other depreciation and amortization	4	4	—	10	10	—
Other operating expenses	66	74	(11)%	184	232	(21)%
Total expenses	157	198	(21)%	453	602	(25)%
(Loss) income before income taxes	(25)	(16)	56%	(110)	97	n/m (1)
Less: net income attributable to noncontrolling interest	3	6	(50)%	5	30	(83)%
Segment (loss) profit	$(28)	$(22)	27%	$(115)	$67	n/m (1)

(1)                                 n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of September 30,
	2014	2013	Change
Total loan servicing portfolio	$226,036	$227,973	(1)%
Number of loans in owned portfolio	756,090	836,973	(10)%
Number of subserviced loans	408,294	395,739	3%
Total number of loans serviced	1,164,384	1,232,712	(6)%
Capitalized loan servicing portfolio	$119,801	$131,158	(9)%
Capitalized servicing rate	0.93%	0.94%
Capitalized servicing multiple	3.2	3.2
Weighted-average servicing fee (in basis points)	29	29

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Average total loan servicing portfolio	$226,366	$228,318	(1)%	$226,253	$205,380	10%
Average capitalized loan servicing portfolio	121,854	132,045	(8)%	125,132	135,281	(8)%
Payoffs, sales and principal curtailments of capitalized portfolio	6,716	7,496	(10)%	16,330	28,254	(42)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Mortgage net finance expense	$(13)	$(13)	—	$(37)	$(38)	3%
Loan servicing income	110	116	(5)%	335	312	7%
Valuation adjustments related to mortgage servicing rights, net	(84)	(74)	(14)%	(189)	(11)	n/m (1)
Other income	1	—	100%	1	—	100%
Net revenues	14	29	(52)%	110	263	(58)%
Salaries and related expenses	16	14	14%	45	39	15%
Occupancy and other office expenses	3	3	—	12	9	33%
Other depreciation and amortization	—	—	—	1	1	—
Other operating expenses	66	40	65%	142	144	(1)%
Total expenses	85	57	49%	200	193	4%
Segment (loss) profit	$(71)	$(28)	(154)%	$(90)	$70	n/m (1)

(1) n/m - Not meaningful

	September 30, 2014		December 31, 2013
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	2.38%	1.75%	2.43%	1.82%
60 days	0.82	0.60	0.83	0.62
90 or more days	0.99	0.76	1.08	0.90
Total	4.19%	3.11%	4.34%	3.34%
Foreclosure/real estate owned(2)	2.29%	2.12%	2.46%	2.36%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         As of September 30, 2014 and December 31, 2013, the total servicing portfolio included 21,911 and 24,892 of loans in foreclosure with an unpaid principal balance of $4.2 billion and $4.7 billion, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	September 30, 2014		December 31, 2013
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Committed warehouse facilities	$625	2.2%	$709	2.1%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	118	2.7%	66	2.7%
Mortgage Asset-Backed Debt	743		775
Term notes	625	6.8%	795	7.3%
Convertible notes(2)	212	6.0%	454	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	837		1,249
Total	$1,580		$2,024

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $33 million and $46 million as of September 30, 2014 and December 31, 2013, respectively.  The effective interest rate of the Convertible notes is 13.0%, which includes the accretion of the discount and issuance costs.  Excludes $183 million related to the if-converted value of the 2017 Convertible notes as of September 30, 2014.  The conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements. Available capacity under committed borrowing arrangements as of September 30, 2014 consisted of:

			Maximum
	Maximum	Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Mortgage Asset-Backed Debt:
Committed warehouse facilities	$2,075	$625	$1,450
Servicing advance facility	155	118	37
Unsecured credit facilities	5	—	5

Capacity for Mortgage asset-backed debt shown above excludes $2.8 billion not drawn under uncommitted facilities, and $182 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss from continuing operations before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit or loss, Income or loss from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share from continuing operations computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share from continuing operations attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Core earnings metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and measures the Company’s Net increase or decrease in cash and cash equivalents from continuing operations for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
(Loss) income from continuing operations before income taxes — as reported	$(129)	$(101)	$(243)	$104
Less: net income attributable to noncontrolling interest	3	6	5	30
Segment (loss) profit	(132)	(107)	(248)	74
Market-related fair value adjustments (1)	40	11	97	(226)
Net derivative (gain) loss related to MSRs	—	—	(26)	17
Core loss (pre-tax)	$(92)	$(96)	$(177)	$(135)

Net income (loss) attributable to PHH Corporation — as reported	$215	$(52)	$114	$90
Less: Income from discontinued operations, net of tax	303	17	273	49
Net (loss) income from continuing operations attributable to PHH Corporation	(88)	(69)	(159)	41
Market-related fair value adjustments, net of taxes (1)(2)	24	7	59	(135)
Net derivative (gain) loss related to MSRs, net of taxes(2)	—	—	(16)	10
Core loss (after-tax)	$(64)	$(62)	$(116)	$(84)

Basic (loss) earnings per share from continuing operations — as reported	$(1.64)	$(1.19)	$(2.83)	$0.73
Market-related fair value adjustments, net of taxes (1)(3)	0.45	0.12	1.05	(2.37)
Net derivative (gain) loss related to MSRs, net of taxes(3)	—	—	(0.28)	0.18
Core loss per share	$(1.19)	$(1.07)	$(2.06)	$(1.46)

(1)         Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)         For the three and nine months ended September 30, 2014, an incremental effective tax rate of 39% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 40% for the three and nine months ended September 30, 2013.

(3)         Basic weighted-average shares outstanding of 53.781 million and 57.383 million for the three months ended September 30, 2014 and 2013, respectively and 56.307 million and 57.318 million for the nine months ended September 30, 2014 and 2013, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Third Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(28)	$(71)	$(33)
Market-related fair value adjustments(1)	—	40	—
Core loss	$(28)	$(31)	$(33)

	Third Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(22)	$(28)	$(57)
Market-related fair value adjustments(1)	—	11	—
Core loss	$(22)	$(17)	$(57)

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Nine Months Ended September 30, 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(115)	$(90)	$(43)
Market-related fair value adjustments(1)	—	97	—
Net derivative gain related to MSRs	—	(26)	—
Core loss	$(115)	$(19)	$(43)

	Nine Months Ended September 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment profit (loss)	$67	$70	$(63)
Market-related fair value adjustments(1)	—	(226)	—
Net derivative loss related to MSRs	—	17	—
Core earnings (loss)	$67	$(139)	$(63)

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net increase (decrease) in Cash and cash equivalents — as reported	$213	$111	$206	$326
Less: (Increase) decrease in cash balance of discontinued operations	274	(32)	119	(55)
Net (decrease) increase in Cash attributable to continuing operations	487	79	325	271
Adjustments:
Decrease (increase) in unsecured borrowings	425	(70)	425	(70)
Repurchase of common stock	200	—	200	—
Issuances of common stock	(8)	(1)	(10)	(2)
Adjusted cash flow(1)	$1,104	$8	$940	$199

(1)                                 For the three and nine months ended September 30, 2014, amount includes the proceeds from the sale of the Fleet business, the payments for transaction related costs and the use of proceeds to purchase $250 million of investment securities.

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	September 30,	December 31,
	2014	2013
PHH Corporation stockholders’ equity — as reported	$1,579	$1,666
Goodwill	—	(25)
Intangible assets	—	(29)
Tangible book value	$1,579	$1,612
Common shares issued and outstanding	50,840,342	57,265,517
Tangible book value per share	$31.06	$28.15